Exhibit 10.1

March 13, 2007

Mr. Robert L. Kanode

67 Lincoln Lane

Ridgefield, CT 06877

Reference: Contingent Employment Offer

Dear Bob,

The Board of Directors is pleased to extend a contingent offer of employment with you in the capacity as Chief Executive Officer of Valence Technology, Inc. (the “Company”). This letter outlines the terms of our employment offer. If it is agreeable to you, please so indicate by executing a copy of this letter in the space provided for below, and returning it to the undersigned. This offer is contingent upon the occurrence of the following condition precedent: (1) The acceptance by the Board of a signed employment offer letter from you. The key terms are as follows:

1. Capacity and Duties. You shall serve the Company as its Chief Executive Officer and shall report directly to the Board of Directors of the Company (the “Board of Directors”). Subject to the direction and control of the Board of Directors, you shall have the full authority and responsibility to operate and manage, on a day to day basis, the business and affairs of the Company, and shall perform such other duties and responsibilities as are currently prescribed by the Bylaws of the Company and which are customarily vested in the office of the chief executive officer of a corporation. You shall devote your business time, energy and efforts faithfully and diligently to promote the Company’s interests. The foregoing shall not preclude you from engaging in appropriate professional, educational, civic, charitable or religious activities, provided that such activities do not interfere or conflict with your duties to the Company. Except for routine travel incident to the business of the Company, you shall perform your duties and obligations under this Agreement from an office provided by the Company in Austin, Texas.

2. Nomination to the Board of Directors. The Company agrees to nominate you to the Board of Directors for all periods during which you serve as Chief Executive Officer of the Company. You agree to resign from the Board of Directors of the Company and each of its subsidiaries at such time as you no longer serve the Company as its Chief Executive Officer.

3. Compensation. During the term of your employment with the Company, your salary shall be at an annualized rate of two hundred fifty thousand dollars ($250,000). Commencing on March 13, 2007, and on each anniversary thereafter, or from time to time at the sole discretion of the Board of Directors, your salary shall be reviewed by the Board of Directors and may be increased, but may never be decreased, in the sole discretion of the Board of Directors. The Company may deduct from your salary amounts sufficient to cover applicable federal, state and/or local income tax withholdings and any other amounts, which the Company is required to withhold by applicable law. In the event you or the Company terminates your employment, for any reason, you will earn the base salary prorated to the date of termination. In the event you are involuntarily separated from the Company, you shall be entitled upon signing an appropriate release to a one time payment equal to your then six (6) month base pay salary as a separation payment.

4. Stock Options. Upon your employment, you will receive an employee stock option in the amount of one million five hundred thousand (1,500,000) shares. This option vests over a three (3) year period; two hundred fifty thousand (250,000) options vesting after six (6) months employment from your employment date and the remaining one million two hundred fifty thousand options vesting in equal monthly amounts (1/30) over the remaining thirty (30) months thereafter. The exercise price of this option will be the closing value of Valence’s stock on the offer date of March 13, 2007.

5. Benefits. During the term of your employment, if and to the extent eligible you shall be entitled to participate in all operative executive officer benefit and welfare plans of the Company then in effect (“Company Benefit Plans”), including, to the extent then in effect, group life, medical, disability and other insurance plans, all on the same basis generally applicable to the executives of the Company; provided, however, that nothing contained in this paragraph shall, in any manner whatsoever, directly or indirectly, require or otherwise prohibit the Company from amending, modifying, curtailing, discontinuing or otherwise terminating, any Company Benefit Plan at any time effective upon notification to you. You will be entitled to an annual vacation of four (4) weeks. You will be entitled to a maximum of one hundred fifty thousand dollars ($150,000) in relocation expenses under the Company’s relocation policy which includes temporary housing, family visitation, moving and living expenses, and expenses associated with the sale of your existing house.

6. Cash & Stock Bonus. You will be eligible for an annual cash bonus of up to thirty five percent (35%) of your base salary and a stock bonus of three hundred thousand (300,000) shares per year based on the Company’s financial performance and additional goals set by the Compensation Committee annually.

7. Business Expenses. You will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of your duties on behalf of the Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with the Company’s policies.

8. Dispute Resolution. All disputes arising in connection with your employment shall be settled by arbitration in the county in which the principal executive offices of the Company is located at the time the dispute arises. The Company and you will execute a separate arbitration agreement in customary form evidencing such agreement.

9. Miscellaneous. Because of the nature of the Company’s business, you will be required to execute a Confidentiality Agreement in the Company’s standard form as a condition of your employment with the Company. The Agreement may be modified by the Company from time to time, and as a condition of continued employment you agree to execute any amended Agreement. Except as may be otherwise set forth herein, your employment with the Company will be on an at-will basis, meaning that either you or the Company may terminate the employment at any time, with or without notice, and with or without Good Cause. No employee of the Company may alter your status as an at-will employee.

10. Resignation. In the event you elect to terminate your employment and resign as the Chief Executive Officer of the Company, you agree to provide the Board of Directors with sixty (60) days advance notice of your resignation.

   To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to the Board for their review of whether the contingent conditions have been satisfied and for final acceptance. A duplicate original is enclosed for your records. This letter sets forth the terms of your employment with the Company as of this date and supersedes any prior representations or agreements whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Board of Directors of the Company and by you. This letter agreement shall become effective upon the final acceptance date by the Board as indicated below.

Sincerely,

/s/ Carl E. Berg

Carl E. Berg

Chairman of the Board

ACCEPTED AND AGREED TO:

/s/ Robert L. Kanode

Robert L. Kanode

Date: March 13, 2007